Exhibit 5.1

Solicitors Notary Rechtsanwälte

Established since 1985

BY EMAIL ONLY	No. of Pages: 12

DH Enchantment Inc.

Unit A, 13/F, Gee Luen Factory Building,

316-318 Kwun Tong Road,

Kowloon, Hong Kong

Dear Sirs,

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Solicitors Notary Rechtsanwälte

Re	: Legal Opinion advising on the business of Ho Shun Yi Limited and the securities to be offered to investors

1.	We are instructed by DH Enchantment, Inc. (“ENMI”), a company incorporated in Nevada of the United States of America, to review and advise on legal compliance of the business of Ho Shun Yi Limited (“HSY”), a wholly owned subsidiary of ENMI, as well as the securities to be offered to investors under the applicable legislations of Hong Kong.

2.	We are qualified lawyers in Hong Kong Special Administrative Region of the People's Republic of China (“Hong Kong”) and are qualified to give this advice in respect of the above matter under the laws of Hong Kong (the “Advice”).

Basis, Documents and Assumptions

3.	For the purpose of this Advice, we have only perused, examined or reviewed copy of the following documents provided by and/or related to ENMI and HSY:

3.1.	Amendment No.5 to Form 10 (general form for registration of securities pursuant to section 12(b) or (g) of the Securities Exchange Act of 1934) filed by ENMI on 2 May 2022 with the United States Securities and Exchange Commission (“Amendment No.5”);

3.2.	Letter issued by the United States Securities and Exchange Commission to ENMI dated 1 June 2022 with comments on Amendment No.5;

3.3.	Articles of Association of HSY; and

3.4	Distribution Agreement and Products List of HSY. (collectively, the “Relevant Documents”).

4.	For the purpose of this Advice, we have assumed without further enquiry the following:

4.1.	the authenticity and completeness of the Relevant Documents reviewed by us, and the conformity to the originals of all copies;

4.2.	the truthfulness, accuracy and completeness of all information, statements, and factual representations made in the Relevant Documents;

4.3.	the genuineness of all signatures in the Relevant Documents, and all the signatures in the Relevant Documents were actually signed by the relevant signatories as stated in the Relevant Documents;

4.4.	except as expressly set forth herein, we have not undertaken any independent investigation (including without limitation, conducting any review, search or investigation or any public files or records) to determine the existence or absence of facts and no inference should be drawn that such investigation, if any, has been relied upon by us in connection with the preparation and delivery of this Advice;

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4.5.	where a party is vested with a discretion or may determine a matter in its opinion, laws of Hong Kong may require that the discretion be exercised reasonably or that the opinion be based on reasonable grounds; and

4.6.	any representation, warranty or opinion by any party that it is not aware of or has no notice or knowledge of any act, matter, thing or circumstance means that the same does not exist or has not occurred.

5.	This Advice is confined to and given on the basis of the laws of Hong Kong as they are in force at the date hereof and as currently applied by the courts of Hong Kong. We have not investigated, and we do not express or imply any opinion on the laws of any other jurisdictions, and we have assumed that no such laws would affect the opinions stated herein.

6.	The Advice is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with any of the Relevant Documents or other documents executed pursuant thereto or as an opinion with respect to any other matter. In particular, we offer no view or comment on the accuracy of the representations, the fulfillment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflict or inconsistency among the Relevant Documents we have reviewed, save as expressly stated herein.

7.	Based on the above basis, qualifications, and assumptions foregoing, and subject to the qualifications expressed below, the following is our advice on the above matter.

Background

8.	ENMI was incorporated in the state of Nevada on 9 July 2004 under the previous name Amerivestors, Inc. On 3 March 2009, its name was changed to Gust Engineering & Speed Production Inc. and subsequently on 27 October 2009, it became Energy Management International Inc. until 11 August 2012 when ENMI was adopted as its current name. ENMI is the holding company with operations conducted through HSY based in Hong Kong. ENMI had begun posting periodic reports on the OTC Markets in relation to its securities since 2018.

9.	HSY was incorporated as a private limited liability company in Hong Kong on 5 December 2019 but its operations were not commenced until October 2020. The business model and scope of HSY are summarized as follows:

9.1.	HSY is primarily engaged in the sale and distribution of COVID-19 rapid antigen tester (“RAT”) sets. Currently HSY sells and distributes the following RAT sets:

(a)	INDICAID COVID-19 Rapid Antigen Test (“INDICAID RAT”), both single test and 25 tests sets; and

(b)	Newgene COVID-19 Rapid Antigen Test (“Newgene RAT”), 25 tests sets.

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9.2.	HSY sells the INDICAID RAT and Newgene RAT products primarily in Hong Kong. Although HSY is an authorized commercial distributor of the INDICAID RAT in Hong Kong as well as other countries including without limitation the United Kingdom, the United States of America and Canada, as of this date HSY has not sold or distributed the products in the overseas markets. HSY is actively seeking partnerships with distributors in other countries to expand its business in additional markets.

9.3.	As of this date, HSY does not offer products directly to individual users but through institutional purchasers. HSY’s main customer is a major distributor of personal hygiene products in the Hong Kong market which handles all retail market channels. HSY plans to adopt similar model when expanding its business in other markets.

9.4.	As of this date, the personal data collected from customers who place orders with HSY is stored in Hong Kong. HSY does not plan to store or use any personal data in the territory of the People’s Republic of China (excluding Hong Kong).

Issues

10.	We are instructed that ENMI intends to register its common stock with the United States Securities and Exchange Commission and hence is required to set forth risk factors that could materially affect ENMI’s forward-looking statements. One of such risk factors is the tightening regulation and supervision over data security and data protection under the PRC laws. For example, according to the Cybersecurity Review Measures, which came into effect on 1 June 2020, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

11.	ENMI and HSY now seek advice on the following:

11.1.	Issue 1: Whether the products offered by HSY are subject to regulatory requirements under the applicable laws and regulation of Hong Kong;

11.2.	Issue 2: If the answer to Issue 1 is in the affirmative, whether such regulatory requirements include the Cyber Security Law and Cybersecurity Review Measures of the PRC;

11.3.	Issue 3: Whether the products offered by HSY, in particular INDICAID RAT and Newgene RAT, are in compliance with the relevant regulations for selling and distributing medical devices in Hong Kong; and

11.4.	Issue 4: Whether the listing of the shares of ENMI needs to comply with any other regulatory requirements under the laws of Hong Kong.

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Advice

Issue 1: Whether the products offered by HSY are subject to the regulatory requirements under the applicable laws and regulation of Hong Kong

12.	Since Hong Kong does not have a comprehensive cyber security law, the relevant provisions are found across various ordinances and statutes, for example the Personal Data (Privacy) Ordinance, Unsolicited Electronic Messages Ordinance, Interception of Communications and Surveillance Ordinance, and Official Secrets Ordinance.

13.	The Personal Data (Privacy) Ordinance (Cap. 486 of the laws of Hong Kong) (“PDPO”) is the main legislation in Hong Kong in relation to personal data protection and collection, holding, processing and use of personal data through the six data protection principles set out therein. The Office of the Privacy Commissioner for Personal Data is the authority which enforces the PDPO in Hong Kong.

14.	Pursuant to Section 2 of the PDPO, any information that is considered “personal data” is protected under the PDPO and a “data user” who collect, hold, process or use such personal data will be subject to the requirements under the PDPO. “Personal data” is defined as:

“any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable”;

whilst a “data user” is defined as:

“who, either alone or jointly or in common with other persons, controls the collection, holding, processing or use of the data”.

15.	Pursuant to section 33 of the PDPO, the PDPO is applicable to the collection and processing of personal data if such activities take place in Hong Kong, or if the personal data is collected by a data user whose principal place of business is in Hong Kong.

16.	Since HSY requires customers to provide personal information (including but not limited to name and address) when placing an order, such information is most likely regarded as “personal data” and HSY’s collection and control of such “personal data” would be governed by the PDPO.

17.	It is noted that the regulatory requirements of the PDPO will still be applicable to HSY even if the collection and control activities take place elsewhere (for example, the server is relocated to another territory outside Hong Kong) provided that HSY is a company incorporated in Hong Kong, which falls under the definition of “data user” according to section 5(5) of the PDPO.

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Issue 2: If the answer to Issue 1 above is affirmative, whether such regulatory requirements include the Cyber Security Law and Cybersecurity Review Measures of the PRC

18.	Since Hong Kong was established in accordance with the provisions of Article 31 of the Constitution of the PRC and operates under the principle of “one country, two systems”, pursuant to Article 18 of the Basic Law, the laws in force in Hong Kong include the Basic Law, the laws previously in force in Hong Kong (including the common law, rules of equity, ordinances, subordinate legislation and customary law, except for any that contravene the Basic Law) and the laws enacted by the legislature of Hong Kong. National laws (i.e. the PRC laws and regulations) are not applied in Hong Kong except for those listed in Annex III of the Basic Law, which need to be applied locally by way of promulgation or legislation by Hong Kong.

19.	According to Annex III of the Basic Law, national laws to be applied in Hong Kong include the following:

19.1.	Resolution on the Capital, Calendar, National Anthem and National Flag of the People’s Republic of China;
19.2.	Resolution on the National Day of the People’s Republic of China;
19.3.	Declaration of the Government of the People’s Republic of China on the Territorial Sea;
19.4.	Nationality Law of the People’s Republic of China;
19.5.	Regulations of the People’s Republic of China concerning Diplomatic Privileges and Immunities;
19.6.	Law of the People’s Republic of China on the National Flag;
19.7.	Regulations of the People’s Republic of China concerning Consular Privileges and Immunities;
19.8.	Law of the People’s Republic of China on the National Emblem;
19.9.	Law of the People’s Republic of China on the Territorial Sea and the Contiguous Zone;
19.10.	Law of the People’s Republic of China on the Garrisoning of the Hong Kong Special Administrative Region;
19.11.	Law of the People’s Republic of China on the Exclusive Economic Zone and the Continental Shelf;
19.12.	Law of the People’s Republic of China on the National Anthem; and
19.13.	Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region.

20.	Based on the above, the Cyber Security Law and Cybersecurity Review Measures of the PRC are not on the list and thus are not applicable in Hong Kong.

21.	Given that both the customers and HSY are located in Hong Kong and that the collection and processing activities also take place in Hong Kong, it is reasonable to conclude that the business activities of HSY is within the jurisdiction of Hong Kong and should be governed by PDPO rather than the Cyber Security Law and the Cybersecurity Review Measures of the PRC.

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Issue 3: Whether the products offered by HSY, in particular INDICAID RAT and Newgene RAT, are in compliance with the relevant regulations for selling and distributing medical devices in Hong Kong

22.	Hong Kong does not have a specific legislation to control over the sale and distribution of medical devices in the local market. Sale and distribution of medical devices, similar to other sale of goods, is governed by the following local legislation:

22.1.	Sale of Goods Ordinance (Cap 26);
22.2.	Contracts (Rights of Third Parties) Ordinance (Cap 623);
22.3.	Unconscionable Contracts Ordinance (Cap 458);
22.4.	Control of Exemption Clauses Ordinance (Cap 71);
22.5.	Trade Descriptions Ordinance (Cap 362);
22.6.	Misrepresentation Ordinance (Cap 284); and
22.7.	Consumer Goods Safety Ordinance (Cap 456).

23.	The aforesaid domestic legislations mainly stipulate and regulate the rights and liabilities of the contracting parties involved in the sale of goods and products. There is no permission or approval requirements from the government authorities for sale and distribution of medical device under the aforesaid domestic legislation.

24.	In July 2003, a risk-based framework for regulating the supply of medical devices was proposed in the Consultation Document entitled “Regulation of Medical Devices”. The proposed framework incorporates internationally accepted best practices relating to safety, quality and risk management to regulate advancing medical technology, which is largely in line with the framework as recommended by the International Medical Device Regulators Forum (IMDRF).

25.	Pending the enactment of domestic legislation, an administrative control system named Medical Device Administrative Control System (“MDACS”) has been set up to facilitate the statutory transition. The running of the MDACS is managed by the Medical Device Division, which is an office under the Department of Health of the Government of Hong Kong.

26.	As defined in MDACS, a medical device is defined as “any instrument, apparatus, implement, machine, appliance, implant, in vitro reagent or calibrator, software, material or other similar or related article, intended by the manufacturer to be used, alone, or in combination, for human beings for one or more of the specific medical purpose(s) of a. diagnosis, prevention, monitoring, treatment or alleviation of disease; and which does not achieve its primary intended action in or on the human body by pharmacological, immunological, or metabolic means, but which may be assisted in its intended function by such means”. According to Rule 3.3 of the Guidance Notes GN-01 titled “Overview of the Medical Device Administrative Control System” (“Guidance Notes”) and Technical Reference TR-006 (Classification of In Vitro Diagnostic (IVD) Medical Devices), COVID-19 Rapid Antigen Test is classified as Class C In Vitro Diagnostic Medical Device (“IVDMD”).

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27.	Under Rule 3.4 of the Guidance Notes, the Local Responsible Person, with support form the manufacturer, is responsible for demonstrating that the medical device listed under the MDACS conforms to the Essential Principles of Safety and Performance of Medical Devices and the additional labelling requirements as described in Technical Reference TR-004 and TR-005.

28.	As of this date, the INDICAID RAT is listed in the MDACS database as a medical device (Listing No./HKMD No. 220071) intended for healthcare professional use only. It is classified as a Class C IVDMD. Although not listed in the MDACS database, the Newgene RAT has been listed in the European Union Common List of COVID-19 Rapid Antigen Test since 16 June 2021 (Device ID 1501). Please see Schedule 2 for details of the listing of INDICAID RAT and Newgene RAT as mentioned above.

29.	Provided that the MDACS only serves as a voluntary listing and adverse event reporting system for medical devices instead of mandatory permission/approval requirements, HSY is not required to seek permission/approval from government authorities before selling or distributing the INDICAID RAT and Newgene RAT in the Hong Kong markets.

30.	On the other hand, given that the purpose of the MDACS is to facilitate the transition to the long- term statutory regulatory framework for medical device, we believe that the listing of the INDICAID RAT in the MDACS would facilitate the transition process for the manufacturer and distributors of the products, including HSY.

Issue 4: Whether the listing of the shares of ENMI needs to comply with any other requirements under the laws of Hong Kong

31.	We are given to understand that ENMI is the holding company that conducts its operations through HSY, being its wholly owned subsidiary incorporated in Hong Kong.

32.	Under the laws of Hong Kong, each subsidiary is treated as a separate legal entity from its foreign parent company, which is a principle established in Salomon v Salomon & Co Ltd [1897] AC 22. In other words, the corporate actions of the subsidiary company, being HSY, is governed by the statutory regulations and common law principles under the laws of Hong Kong instead of other foreign jurisdictions.

33.	Given that the securities to be offered to investors is the common stocks of ENMI, even though HSY is a wholly owned subsidiary of ENMI, HSY’s sole shareholders remain ENMI instead of the other foreign investors. Apart from the rules and regulations of the Securities and Exchange Commission and the laws of the state of Nevada, ENMI is also required to comply with the statutory regulations under the laws of Hong Kong (for example the Companies Ordinance (Cap. 622) as well as the Articles of Association of HSY when exercising its rights as a shareholder of HSY to assign, transfer or dispose of its shares in HSY.

34.	Pursuant to the Companies Ordinance (Cap.622) and the Articles of Association of HSY, there is no additional requirements for HSY (a wholly owned subsidiary) to seek permission or approval from the Hong Kong government authorities when the shares of ENMI (its holding company) is applied for listing on the stock exchange in the United States of America (“US”)

35.	Based on the aforesaid, we are of the view that the listing of the shares of ENMI on the stock exchange in the US shall not be subject to any additional permission/approval requirements under the laws of Hong Kong.

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Comments and Suggestions

36.	Although the operation and presence of HSY are currently in Hong Kong, HSY is recommended to conduct diligence to determine potential risks and compliances issues if HSY is seeking to expand its business or operation to more jurisdictions in the future.

37.	Further, the Cyber Security Law and the Cybersecurity Review Measures of the PRC may contain explicit provisions conferring extraterritorial reach to foreign individuals or companies. HSY is recommended to conduct diligence to determine potential risks and compliances issues if HSY may conduct critical information processing activities that impact or could impact national security in the PRC in the future.

Conclusion

38.	In conclusion, unless additional information is provided to us indicating otherwise, we are of the view that (i) the products offered by HSY are subject to the regulatory requirements under the applicable cybersecurity laws and regulation of Hong Kong (for example the PDPO), which do not include the Cyber Security Law and the Cybersecurity Review Measures of the PRC; (ii) the products (i.e. the INDICAID RAT and Newgene RAT) offered by HSY do not require prior permission or approval from Hong Kong government authorities before selling or distributing them in the Hong Kong markets; and (iii) the listing of the shares of ENMI on the stock exchange in the US is not subject to any additional permission/approval requirements under the laws of Hong Kong.

Disclaimer

39.	This Advice is based strictly on the Relevant Documents and confined to and given on the basis of the laws of Hong Kong as they are in force at the date of this Advice, which HSY and ENMI duly acknowledge. If any of the above factual information is inaccurate or misleading, please let us know immediately. Otherwise, we trust that the above answers your queries.

40.	This Advice is rendered to HSY and ENMI’s benefit in connection with the matters expressly stated above only. Save and except for the purpose(s) and/or addressee(s) as listed in Schedule 1 below, it shall not be disclosed to or relied on by any other person and/or for any other purpose, or quoted or referred to in any public document, or filed with any government or other authorities without our prior written consent. The information and opinions contained in this Advice are confidential and may be subject to legal privilege.

41.	This Advice is only meant to serve as our legal analysis of the business model of HSY and ENMI and conclusions limited to the matters expressly stated herein, are fully based on information and material furnished to us by HSY and ENMI, and no opinion or conclusion is to be inferred or may be implied beyond the opinions and conclusions expressly set forth.

42.	Both HSY and ENMI acknowledge that this Advice is written in good faith and cannot be deemed as guarantee or obligation, ground of liability of the issuer of this Advice to content of the present document, specifically with respect to its consideration by courts, authorities and in litigation proceedings, as they may have different views than those expressed in this Advice.

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43.	It is noted and acknowledged that under no circumstances shall the issuer of this Advice be liable for any decisions made by any entity or natural person based on this Advice in respect of any and all transactions within the scope of the business proposed by HSY and ENMI.

44.	Should there be any other queries to the above, please do not hesitate to contact us.

Yours faithfully,

Ravenscroft & Schmierer

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Schedule 1

List of Permitted Purpose(s) and/or Addressee(s) of this Advice

1. As appendix of Form 10-12G/A (registration of securities) to be submitted by ENMI to United States Securities and Exchange Commission through Edgar company filings

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Schedule 2

Details of INDICAID RAT listed in the MDACS database

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Details of Newgene RAT listed in the European Union Common List of COVID-19 Rapid Antigen Test

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